Exhibit 23.3

CONSENT OF TRUE LINE, INC.

True Line, Inc., as independent mining engineers, hereby consents to the use by Ramaco Resources, Inc. (the “Company”) of information contained in our reserves and resource studies relating to the proven and probable coal reserves of the Company’s Berwind, RAM Mine, Knox Creek and Elk Creek properties in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (and any amendments thereto) and incorporation by reference of such information in the Company’s Registration Statement on Form S-8. We also consent to the reference to True Line, Inc. in that filing and any amendments thereto.

TRUE LINE, INC.

/s/ Jim Corner
Jim Corner, PE, PS

June 2, 2022